Exhibit 3.2

KPMG llp
Chartered Accountants	Telephone	(403) 691-8000
2700-205 5 Avenue SW	Fax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Canadian Superior Energy Inc.
We consent to the use of our report dated March 31, 2005 with respect to the consolidated financial statements of Canadian Superior Energy Inc. as at December 31, 2004 and for each of the years in the two year period then ended, included in this Form F-10.
/s/ KPMG LLP
Calgary, Canada
June 16, 2006

KPMG llp, a Canadian owned limited liability partnership, is the Canadian member firm of KPMG International, a Swiss association